Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RenaissanceRe Holdings Ltd. 2010 Employee Stock Purchase Plan and the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan of our reports dated February 18, 2010, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd., and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

June 7, 2010